                                                        Exhibit 99.B(d)(2)(G)(i)

                                   SCHEDULE A

     The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Salomon Brothers Asset Management Inc. shall act as Portfolio Manager are as follows:

ING Salomon Brothers All Cap Portfolio
ING Salomon Brothers Investors Portfolio